Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 17, 2025 with respect to the consolidated financial statements of Clinuvel Pharmaceuticals Limited contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON AUDIT PTY LTD

Melbourne, Victoria

15 June 2026

Grant Thornton Audit Pty Ltd ACN 130 913 594	www.grantthornton.com.au
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